Exhibit 99.1

Investor Relations Contact:	Dave Armstrong
Phone:	(812) 962-5059

Media Contact:	Eva Schmitz
Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Announces Board of Directors and Executive Management Changes

Keating to retire in 2008 — Murphy appointed President and CEO

EVANSVILLE, Ind. — October 26, 2007 — Today, Accuride Corporation (NYSE:  ACW) announced that Terry Keating, the Company’s current Chief Executive Officer and Chairman of the Board plans to retire from active employment as an officer of the Company at the end of 2008.  In accordance with the Company’s executive succession plan, John Murphy, currently Accuride’s President, COO, and member of its Board, has been appointed to serve as the Company’s President and CEO, effective immediately.  Mr. Keating will continue as the Company’s Chairman and will remain an officer of the Company, managing the activities of the Company’s Board, consulting on special projects as requested by Accuride’s CEO and serving as a supplemental resource in managing the Company’s relations with customers and other industry representatives.

The Company also announced today that Don Johnson has been elected to serve as Lead Independent Director of the Board.  Johnson assumes the role vacated by Jamie Greene, Partner of Kohlberg Kravis Roberts & Co. (“KKR”), who has resigned from the Board, effective at the close of business on October 25, 2007.  Mr. Greene’s departure is linked to the recent sale of the stock ownership interest in Accuride that was held by Hubcap Acquisition LLC, an entity affiliated with KKR & Co. L.L.C.  To fill the remaining vacancies, John Durrett and Bill Lasky have been appointed Directors.

“Today’s changes are a natural progression in the evolution of Accuride’s Board and executive management team,” said Johnson.  “We thank Terry for his outstanding leadership as the Company’s Chief Executive Officer and look forward to working with John Murphy in that role going forward.  Additionally, we want to thank Jamie for his years of insight, dedication,

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and leadership while serving as an Accuride Board member, and we welcome John Durrett and Bill Lasky to our Board.  Both individuals bring extensive business strategy and development expertise that will serve the Company well as it continues to further streamline its operations and pursues its strategic growth initiatives.”

“Accuride is well positioned to move forward with its strategic plans to further improve operations, strengthen our customer relationships through increased solution offerings, expand our global footprint, and ultimately increase shareholder value,” said Murphy.  “I look forward to the challenges and opportunities of leading the Company during the pursuit of these initiatives.”

John D. Durrett Jr. has held numerous senior positions during his 26 year career with McKinsey & Company, Inc., including Managing Director, West Coast U.S. Offices from 2001 to 2006; Chairman, Finance Committee from 2003 to 2006; and Managing Director, Southeast U.S. Office from 1993 to 1998.  While at McKinsey, John served clients in a variety of industries, including basic materials, distribution and financial services, and primarily on matters involving business unit strategy, organization and turnarounds.  John holds a Bachelor of Arts from Millsaps College, a Juris Doctor from Emory University and a Master of Business Administration from the University of Pennsylvania.  John is 59 years old.

William M. Lasky has served as the Chairman of the Board for Stoneridge, Inc., a manufacturer of electronic components, modules and systems for various vehicles, since July 2006 and has been a director of Stoneridge since January 2004.  Previously, Mr. Lasky served as the Chairman and President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of aerial work platforms, telescopic material handlers and related accessories, from 1999 through late 2006.  Prior to joining JLG Industries, Mr. Lasky served in various senior capacities at Dana Corporation from 1977 to 1999.  Mr. Lasky holds a Bachelor of Science from Norwich University, and is 60 years old.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco, and Brillion.  For more information, visit Accuride’s website at http://accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation:  All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here.  These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the specific market for Company common stock, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission.

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